                                                                    EXHIBIT 10.1

                             AMENDED AND RESTATED
                              RETENTION AGREEMENT
                              -------------------

      AMENDED AND RESTATED RETENTION AGREEMENT dated as of March 8, 1999 between John Hancock Life Insurance Company (as the successor in interest) formerly John Hancock Mutual Life Insurance Company (the "Company") and Kathleen M. Graveline (the "Executive").

      The Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company previously entered into this Retention Agreement with Executive, dated as of December 24, 1997, because it believed that its best interests would be served if the Executive remained with the Company. The Company and the Executive have subsequently agreed that it was preferable to structure the special retention payments within the parameters of the Company's executive compensation plans, and have agreed to modify the original Retention Agreement accordingly. As so amended and restated, this Agreement supports such retention and presents terms and conditions which provide fair and reasonable protection of the Company's and the Executive's interests as follows:

      1. Effective Date and Term.  This Agreement shall become effective as of
         -----------------------
January 1, 1998 (the "Effective Date") and shall remain in effect until December 31, 2002.

      2. Retention Awards.  In 1998, the Company paid Executive a retention
         ----------------
bonus of $250,000 (the "Retention Bonus"). With respect to those additional incentives which were to be made available to the Executive for periods after December 31, 1998, the Company has made to the Executive an award in the amount of $1,000,000 (the "Long-Term Award"), which is governed by, subject to and payable, if at all, in accordance with the terms of the Company's Long-Term Incentive Plan, as in effect from time to time.

      3. Repayment and Forfeiture.  In the event this Agreement is canceled as a
         ------------------------
result of

      (a) Separation from the Company initiated by the Executive for any reason; or

      (b) Termination by the Company for cause which includes:

          (i)   material breach of duties and obligations;

          (ii)  dishonest or illegal acts during the course of duty; or

          (iii) gross negligence resulting in significant harm to the Company.

Executive shall repay to the Company the Retention Bonus and forfeit the Long-Term Award subject to applicable law. The Company may offset from any other payments due the Executive any Retention Bonus amount which has not been repaid to the Company within ten (10) days of the date of Executive's termination of employment as described in this Section 3.

      4. Termination by the Company.  Nothing in this Agreement shall be
         --------------------------
construed to prevent the Company from terminating the Executive's employment. Except as provided in Section 3 above, the Executive shall have no obligation to return the Retention Bonus.

      5. Confidential Information.  The Executive agrees that, if she discloses
         ------------------------
to any person or uses to the significant disadvantage of the Company any Confidential Information during the employment or following any termination of her employment by the Company under which she becomes entitled to accelerated payment or vesting under the Long-Term Award, she shall within ten (10) days of receipt of a written demand by the Company repay the Retention Bonus and any amount payable in respect of the Long-Term Award. It is agreed that nothing contained in this Section 5 shall prevent the Executive from being employed by a competitor of the Company or utilizing the Executive's general skill, experience, and knowledge, including those developed while employed by the Company. For purposes of this Agreement, Confidential Information means non-public information relating to the business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company. It is further agreed that such repayment shall be in addition to, and not in limitation of, any other remedy available to the Company in law or equity.

      6. Unfunded Plan.  This Agreement and all rights to payments thereunder
         -------------
shall be unfunded and shall not create or be construed to create a trust or separate fund. Accordingly, no fiduciary relationship between the Company or Executive shall be established by this Agreement. All rights of the Executive to receive future payments under this Agreement shall be unsecured claims against the general assets of the Company.

      7. Withholding.  The Company shall, to the extent required by law,
         -----------
withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

      8. Release.  In consideration of her receipt of the Retention Bonus and
         -------
the Long-Term Award, the Executive agrees to release and forever discharge for herself and all her heirs, executors, administrators and assigns, the Company and its subsidiaries and their respective officers, directors, employees and agents of and from any and all existing debts, demands, actions, causes of action, including, but not limited to, any action under a state or federal employment discrimination law, liabilities known or which should have been known relating to her employment by the Company or the termination of her employment or any agreements or contracts of employment of any nature.

      9. Assignment.  Except as otherwise provided herein, this Agreement shall
         ----------
be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity surviving such merger or resulting from such consolidation, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 9 shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

      10.  Disputes.  Any dispute or controversy arising under or in connection
           --------
with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association then in effect.

      11.  Applicable Law.  This Agreement shall be governed by and construed in
           --------------
accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein.

      12.  Entire Agreement.  This Agreement constitutes the entire agreement
           ----------------
between the parties relating to Executive's retention. This Agreement may be changed only by a written agreement executed by the Company and the Executive.

      IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of the date first written above.



                                       JOHN HANCOCK LIFE
EXECUTIVE                              INSURANCE COMPANY

By: /s/ Kathleen M. Graveline          By: /s/ David F. D'Alessandro
    -------------------------              -------------------------